EXHIBIT 15(1)



REPORT OF INDEPENDENT ACCOUNTANTS





The Board of Directors and

Shareholders of Dynatech Corporation:



We have reviewed the unaudited condensed consolidated balance sheet of Dynatech Corporation as of September 30, 1994, and the related condensed consolidated statements of income and cash flows for the six-month periods ended September 30, 1994 and 1993.

These financial statements are the responsibility of the company's management.



We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inqu iries of persons responsible for financial accounting matters. It is substantially less ins cope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statem ents taken as a whole. Accordingly, we do not express such an opinion.



Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.



We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of March 31, 1994, ad the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (

not presented herein), and in our report, dated May 23, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 3

1, 1994, is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



			COOPERS & LYBRAND

Boston, Massachusetts

October 20, 1994